Exhibit 21

FBL FINANCIAL GROUP, INC.
Subsidiaries of FBL Financial Group, Inc.

State of Incorporation
Insurance Subsidiaries:
EquiTrust Life Insurance Company	Iowa
Farm Bureau Life Insurance Company	Iowa
Noninsurance Subsidiaries:
EquiTrust Assigned Benefit Company	Iowa
EquiTrust Financial Group	Iowa
EquiTrust Investment Management Services, Inc.	Delaware
EquiTrust Marketing Services, L.L.C.	Delaware
FBL Financial Group Capital Trust	Delaware
FBL Financial Group Capital Trust II	Delaware
FBL Financial Services, Inc.	Iowa
FBL Leasing Services, Inc.	Iowa
5400 Holdings, L.L.C.	Iowa
7100 Holdings, L.L.C.	Iowa